Exhibit 16.1

September 10, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Surfside Acquisition, Inc. under Item 4.01 of its Form 8-K, dated September 11, 2025. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Surfside Acquisition, Inc. contained therein.

Sincerely,

Grassi & Co., CPAs, P.C.
/s/ GRASSI & CO., CPAs, P.C.